Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Form S-11 on Form S-3 Registration Statement No. 333-148414 of Behringer Harvard Multifamily REIT I, Inc. (the “Company”) of the following:

•                  our report dated August 9, 2010, related to the statement of revenues and certain operating expenses of Uptown Post Oak, a multifamily community located in Houston, Texas, for the year ended December 31, 2009, appearing in the Current Report on Form 8-K of the Company dated September 16, 2011;

•                  our report dated December 13, 2010, related to the statement of revenues and certain operating expenses of Allegro, a multifamily community located in Addison, Texas, for the period beginning on June 30, 2009 and ending on December 31, 2009, appearing in the Current Report on Form 8-K of the Company dated September 16, 2011

(which reports on the statement of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/  Saville, Dodgen & Company, PLLC

September 20, 2011